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                                                                     EXHIBIT 3.1

                        AMENDED ARTICLES OF INCORPORATION
                                       OF
                               SPARTON CORPORATION

                                    ARTICLE I

      The name of said corporation shall be SPARTON CORPORATION.

                                   ARTICLE II

      Said corporation is to be located at Cleveland, in Cuyahoga County, Ohio.

                                   ARTICLE III

      Said corporation is formed for the following purposes:

      1. To engage in any manufacturing business, including without limiting the generality of said purpose, the manufacture and sale of automobile parts and accessories and other metal parts and metal products of every kind and description, the manufacture and sale of radio and television and other electronic products, parts and equipment of every kind and description, and the manufacture and sale of cabinets, furniture and other wood and wooden products and plastics and plastic products of every kind and description.

      2. To purchase, lease, establish, or otherwise acquire, maintain, operate, sell or otherwise dispose of broadcasting stations of all kinds for the purpose of broadcasting, transmitting and disseminating information, music, entertainment and advertisement of every kind, by radio, television, telephone, or by any other means that have been or may hereafter be discovered or invented for the receipt, transmission, delivery and conveyance of the same.

      3. To produce, extract, manufacture, process, refine, purchase or otherwise acquire, sell, deal in, transport, distribute and market coal, oil, gas, lumber, minerals and metals, chemicals and chemical compositions, of every kind and description and the products and by-products thereof.

      4. To purchase, lease, exchange or otherwise acquire, sell, mortgage and deal in oil, gas mineral and mining lands, properties, claims, leases and rights, timber and lumber properties, oil and gas wells; and to explore, drill, develop and operate such land, properties, mines and wells.

      5. To manufacture, process, purchase, sell and generally to trade in, deal in and with goods, wares and merchandise of every kind and description, and to engage in and participate in any manufacturing or mercantile business of every kind and description.

      6. To acquire by purchase, exchange, lease or otherwise, and to own, hold, use, develop and operate, and to sell, assign, lease, transfer, convey, exchange, mortgage, pledge, or otherwise dispose of, deal in and with real estate, lands, options, grants, mineral, oil and gas rights and royalties of every kind and description, and personal property, chattels and choses in action of every kind and description.

      7. To apply for, register, purchase, lease or take licenses under or otherwise acquire, hold, own, use, develop and grant licenses for, and to sell, assign, mortgage, pledge or otherwise dispose of patents, inventions, copyrights, designs, trademarks, trade names, processes, formulae and devices.

      8. To acquire by purchase, lease, contract or otherwise, the whole or any part of the property, assets, business and control of any person, firm, association or corporation, either for cash or for stock, bonds, notes, or other obligations or securities of the corporation or for property of the corporation; to hold, operate, liquidate, sell or in any manner dispose of the whole or any part thereof; and in connection therewith, to assume or guarantee performance of any liabilities or contracts of such person, firm, association or corporation.

      9. To conduct and carry on any experimental, research or development work, incident to the foregoing or otherwise.

      The foregoing enumeration shall not limit or restrict in any manner the powers or authority which the corporation is or may be permitted to exercise under the laws of the State of Ohio; provided however that nothing contained herein shall be construed as authorizing the corporation to carry on the business of a public utility or common carrier.

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                                   ARTICLE IV

      The capital stock of said corporation shall be as follows:

      (a) The total number of shares of Common Stock which the Company shall have authority to issue is Fifteen Million (15,000,000) shares of Common Stock, par value $1.25 per share.

      (b) Two Hundred Thousand (200,000) shares of Serial Preferred Stock, without par value, to have the following terms and provisions:

            Section 1. The Serial Preferred Stock may be issued from time to time in series. Each share of Serial Preferred Stock of any one series shall be identical with each other in all respects, except as to the date from which dividends thereon shall be cumulative. All shares of Serial Preferred Stock shall rank equally and shall be identical, except in respect of the terms which may be fixed by the Board of Directors as hereinafter provided. Subject to the provisions of Sections 2 to 9, both inclusive, of this Subdivision (b), which provisions shall apply to all shares of Serial Preferred Stock, of all series, the Board of Directors is hereby authorized to cause such shares of Serial Preferred Stock to be issued in one or more series and with respect to each such series prior to the issuance thereof to fix:

            (a) The designation of the series, which may be by distinguishing number, letter or title.

            (b) The number of shares of the series, which number the Board of Directors may increase or decrease, except where otherwise provided in the creation of the series.

            (c) The dividend rate of the series.

            (d) The dates at which dividends, if declared, shall be payable, and the dates from which dividends shall be cumulative.

            (e) The liquidation price of the series.

            (f) The redemption rights and price or prices, if any, for shares of the series.

            (g) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

            (h) Whether the shares of the series shall be convertible into common stock, and if so, the conversion rate or rates or price or prices and the adjustments thereof, if any, and all other terms and conditions upon which such conversion may be made.

            (i) Restrictions (in addition to those set forth in Sections 6(b) and 6(c) of this Subdivision (b)) on the issuance of shares of the same series or of any other class or series.

            The Board of Directors is authorized to adopt from time to time amendments to the Articles of Incorporation or Amended Articles of Incorporation of the Corporation fixing, with respect to each such series, the matters specified in clauses (a) to (i) both inclusive of this Section 1.

            Section 2. The holders of Serial Preferred Stock of each series, in preference to the holders of common stock and any other class of shares ranking junior to the Serial Preferred Stock, shall be entitled to receive out of any funds legally available and when and as declared by the Board of Directors cash dividends at the rate (and no more) for such series fixed in accordance with the provisions of Section 1 of this Subdivision (b), payable quarterly on the dates fixed for such series. Such dividends shall be cumulative, in the case of shares of each particular series, from and after the date or dates fixed with respect to such series. No dividends may be paid upon or declared and set apart for any of the Serial Preferred Stock for any quarterly dividend period unless at the same time a like proportionate dividend for the same quarterly dividend period, ratably in proportion to the respective annual dividend rates fixed therefore, shall be paid upon or declared or set apart for all Serial Preferred Stock of all series then outstanding and entitled to receive such dividend.

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            Section 3. So long as any Serial Preferred Stock is outstanding, no dividend, except a dividend payable in common stock or any other shares of the Corporation ranking junior to the Serial Preferred Stock, shall be paid or declared or any distribution be made except as aforesaid on the common stock or any other shares of the Corporation ranking junior to the Serial Preferred Stock, nor shall any common stock or any other shares of the Corporation ranking junior to the Serial Preferred Stock be purchased, retired or otherwise acquired by the Corporation (except out of the proceeds of the sale of common stock or any other shares of the Corporation ranking junior to the Serial Preferred Stock received by the Corporation subsequent to June 30, 1968):

            (a) Unless all accrued and unpaid dividends on the Serial Preferred Stock, including the full dividends for the current quarterly dividend period, shall have been declared and paid or a sum sufficient for payment thereof set apart; and

            (b) Unless there shall be no default with respect to the redemption of Serial Preferred Stock of any series from, and no default with respect to any required payment into, any sinking fund provided for shares of such series in accordance with the provisions of Section 1 of this Subdivision
      (b).

            Section 4.

            (a) Subject to the express terms of each series and to the provisions of Section 6(b)(iii) of this Subdivision (b), the Corporation
      (i) may from time to time redeem all or any part of the Serial Preferred Stock of any series at the time outstanding at the option of the Board of Directors at the applicable redemption price for such series fixed in accordance with the provisions of Section 1 of this Subdivision (b), or
      (ii) shall from time to time make such redemptions of the Serial Preferred Stock as may be required to fulfill the requirements of any sinking fund provided for shares of such series at the applicable sinking fund redemption price fixed in accordance with the provisions of Section 1 of this Subdivision (b), together in each case with accrued and unpaid dividends to the redemption date.

            (b) Notice of every such redemption shall be mailed, by first class mail, postage prepaid, to the holders of record of the Serial Preferred Stock to be redeemed at their respective addresses then appearing on the books of the Corporation, not less than thirty (30) nor more than sixty
      (60) days prior to the date fixed for such redemption. At any time before or after notice has been given as above provided, the Corporation may deposit the aggregate redemption price of the shares of Serial Preferred Stock to be redeemed, together with accrued and unpaid dividends thereon to the redemption date, with any bank or trust company in New York, New York, Cleveland, Ohio, Chicago, Illinois, or Grand Rapids, Michigan, having capital and surplus of more than Five Million Dollars ($5,000,000), named in such notice, directed to be paid to the respective holders of the shares of Serial Preferred Stock so to be redeemed, in amounts equal to the redemption price of all shares of Serial Preferred Stock so to be redeemed, together with accrued and unpaid dividends thereon to the redemption date, on surrender of the stock certificate or certificates held by such holders, and upon the giving of such notice and the making of such deposit such holders shall cease to be shareholders with respect to such shares, and after such notice shall have been given and such deposit shall have been made such holders shall have no claim against the Corporation with respect to such shares except only to receive such money from such bank or trust company without interest or the right to exercise, before the redemption date, any unexpired rights of conversion. In case less than all of the outstanding shares of Serial Preferred Stock are to be redeemed, the Corporation shall select by lot the shares so to be redeemed in such manner as shall be prescribed by its Board of Directors.

                If the holders of shares of Serial Preferred Stock which shall have been called for redemption shall not, within six years after such deposit, claim the amount deposited for the redemption thereof, any such bank or trust company shall, upon demand, pay over to the Corporation such unclaimed amounts and thereupon such bank or trust company and the Corporation shall be relieved of all responsibility in respect thereof and to such holders.

            (c) Any shares of Serial Preferred Stock which are redeemed by the Corporation pursuant to the provisions of this Section 4 of this Subdivision (b) and any shares of Serial Preferred Stock which are purchased and delivered in satisfaction of any sinking fund requirements provided for shares of such series and any shares of Serial Preferred Stock which are converted in accordance with their express terms shall be cancelled and not reissued. Any shares of Serial Preferred Stock otherwise acquired by the Corporation shall be restored to the status of authorized and unissued shares of Serial Preferred Stock without serial designation.

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      Section 5.

      (a) The holders of Serial Preferred Stock of any series shall, in case of liquidation, dissolution or winding up of the Corporation, be entitled to receive in full out of the assets of the Corporation, including its capital, before any amount shall be paid or distributed among the holders of common stock or any other shares ranking junior to the Serial Preferred Stock, the amounts fixed with respect to shares of such series in accordance with Section 1 of this Subdivision (b), plus in any such event an amount equal to all dividends accrued and unpaid thereon to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up of the Corporation. In case the net assets of the Corporation legally available therefore are insufficient to permit the payment upon all outstanding shares of Serial Preferred Stock of the full preferential amount to which they are respectively entitled, then such net assets shall be distributed ratably upon outstanding shares of Serial Preferred Stock in proportion to the full preferential amount to which each such share is entitled.

            After payment to holders of Serial Preferred Stock of the full preferential amounts as aforesaid, holders of Serial Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

      (b) The merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into it, or the sale, lease, or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to be a dissolution, liquidation or winding up of the Corporation for the purposes of this Section 5 of this Subdivision (b).

      Section 6.

      (a) The holders of Serial Preferred Stock shall be entitled to one vote for each share of such stock upon all matters presented to shareholders; and, except as otherwise provided herein or required by law, the holders of Serial Preferred Stock and the holders of common stock shall vote together as one class on all matters.

            If, and so often as, the Corporation shall be in default in the payment of the equivalent of six quarterly dividends (whether or not consecutive) on any series of Serial Preferred Stock at any time outstanding, whether or not earned or declared, the holders of Serial Preferred Stock of all series voting separately as a class and in addition to all other rights to vote for Directors shall thereafter be entitled to elect, as herein provided, two members of the Board of Directors of the Corporation; provided, however, that the special class voting rights provided for herein when the same shall have become vested shall remain so vested until all accrued and unpaid dividends on the Serial Preferred Stock of all series then outstanding shall have been paid, whereupon the terms of the Directors elected by the holders of Serial Preferred Stock shall terminate and the holders of Serial Preferred Stock shall be divested of their special class voting rights in respect of subsequent elections of Directors, subject to the revesting of such special class voting rights in the event hereinabove specified in this Section 6(a).

            In the event of default entitling the holders of Serial Preferred Stock to elect two Directors as above specified, a special meeting of the shareholders for the purpose of electing such Directors shall be called by the Secretary of the Corporation upon written request of, or may be called by, the holders of record of at least 10% of the shares of Serial Preferred Stock of all series at the time outstanding, and notice thereof shall be given in the same manner as that required for the annual meeting of shareholders; provided, however, that the Corporation shall not be required to call such special meeting if the annual meeting of the shareholders shall be held within ninety (90) days after the date of receipt of the foregoing written request from the holders of Serial Preferred Stock. At any meeting at which the holders of Serial Preferred Stock shall be entitled to elect Directors, the holders of not less than one-third of the outstanding shares of Serial Preferred Stock of all series, present in person or by proxy, shall be sufficient to constitute a quorum, and the vote of the holders of a majority of such shares so present at any such meeting at which there shall be a quorum shall be sufficient to elect the members of the Board of Directors which the holders of Serial Preferred Stock are entitled to elect as hereinbefore provided.

            The two Directors who may be elected by the holders of Serial Preferred stock pursuant to the foregoing provisions shall be in addition to any other Directors then in office or proposed to be elected otherwise than pursuant to such provisions, and nothing in such provisions shall prevent any change otherwise permitted in the total number of Directors of the Corporation or require the resignation of any Director elected otherwise than pursuant to such provisions.

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            (b) The affirmative vote or consent of the holders of at least two-thirds of the then outstanding shares of Serial Preferred Stock, given in person or by proxy, either in writing or at a meeting called for the purpose at which the holders of Serial Preferred Stock shall vote separately as a class, shall be necessary to effect any one or more of the following (but insofar as the holders of Serial Preferred Stock are concerned, such action may be effected with such vote or consent):

                  (i) Any amendment, alteration or repeal of any of the
            provisions of the Articles of Incorporation or of the Regulations of the Corporation which affects adversely the voting powers, rights or preferences of the holders of Serial Preferred Stock; provided, however, that for the purpose of this clause (i) only, neither the amendment of the Articles of Incorporation of the Corporation to authorize, or to increase the authorized or outstanding number of shares of, Serial Preferred Stock or of any shares of any class ranking on a parity with or junior to the Serial Preferred Stock, nor the increase by the shareholders pursuant to the Regulations of the number of Directors of the Corporation shall be deemed to affect adversely the voting powers, rights or preferences of the holders of Serial Preferred Stock; and provided further, that if such amendment, alteration or repeal affects adversely the rights or preferences of one or more but not all then outstanding series of Serial Preferred Stock, only the affirmative vote or consent of the holders of a least two-thirds of the number of the then outstanding shares of the series so affected shall be required;

                  (ii) The authorization, or the increase in the authorized
            number of any shares of any class ranking prior to the Serial Preferred Stock; or

                  (iii) The purchase or redemption (whether for sinking fund purposes or otherwise) of less than all the then outstanding shares of Serial Preferred Stock except in accordance with a purchase offer made to all holders of record of Serial Preferred Stock, unless all dividends on all Serial Preferred Stock then outstanding for all previous quarterly dividend periods shall have been declared and paid or funds therefore set apart and all accrued sinking fund obligations applicable to all Serial Preferred Stock shall have been complied with.

            (c) The affirmative vote or consent of the holders of at least a majority of the then outstanding shares of Serial Preferred Stock, given in person or by proxy, either in writing or at a meeting called for the purpose at which the holders of Serial Preferred Stock shall vote separately as a class, shall be necessary (but insofar as the holders of Serial Preferred Stock are concerned such action may be effected with such affirmative vote or consent) to authorize any shares ranking on a parity with the Serial Preferred Stock or an increase in the authorized number of shares of Serial Preferred Stock.

            Section 7. No holder of Serial Preferred Stock of any series shall be entitled as such as a matter of right to subscribe for or purchase any part of any issue of shares of the Corporation, of any class whatsoever, or any part of any issue of securities convertible into shares of the Corporation, of any class whatsoever, and whether issued for cash, property, services, or otherwise.

            Section 8. For the purposes of the Subdivision (b):

            (a) Whenever reference is made to shares "ranking prior to the Serial Preferred Stock," such reference shall mean and include all shares of the Corporation, if any, in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation are given preference over the rights of the holders of Serial Preferred Stock.

            (b) Whenever reference is made to shares "on a parity with the Serial Preferred Stock," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation rank on an equality with the rights of the holders of Serial Preferred Stock.

            (c) Whenever reference is made to shares "ranking junior to the Serial Preferred Stock," such reference shall mean and include all shares of the Corporation other than those referred to or defined under clauses
      (a) and (b) of this Section 8 as shares "ranking prior to" or "on a parity with" the Serial Preferred Stock.

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                                    ARTICLE V

      No holder of shares of the Corporation of any class shall have any pre-emptive right to purchase or have offered to them for purchase or subscribe for any shares of the Corporation of any class or any part of any issue of securities convertible into shares of the Corporation of any class, whether issued or offered for cash, property, services or otherwise. No holder of shares of the Corporation of any class may vote cumulatively in the election of directors.

                                   ARTICLE VI

      The Corporation shall have the right, to the extent permitted by law, to purchase, hold, sell and transfer shares of its own common stock from time to time to such extent and in such manner and upon such terms as the Board of Directors shall from time to time determine.

                                   ARTICLE VII

      These Amended Articles of Incorporation shall supersede and take the place of the existing Articles of Incorporation of the Corporation and all amendments thereto.

Amendment Log:

Amended & Restated Articles:

                                                                                                 June 1970
Amendment: Article Fourth, subparagraph (a)       3M shares to 6M shares                           7/17/72
Amendment: Article Fourth, subparagraph (a)       6M shares to 8.5M shares                         1026/83
Amendment: Article Fourth, subparagraph (a)       8.5M shares to 15M shares                       10/23/02
Amendment: Article Fifth                          Elimination of Cumulative Voting                10/15/04

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